Exhibit 5.1

Puhui Wealth Investment Management Co., Ltd.	D +852 3656 6054
E nathan.powell@ogier.com

Reference: NMP/FYC/174066.00001

25 June 2018

Dear Sirs

Puhui Wealth Investment Management Co., Ltd. (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the Registration Statement), as filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act 1933, as amended (the Act) on or about 18 May 2018. The Registration Statement relates to the offering (the Offering) of (i) a minimum of US$8,000,000 and a maximum of US$12,000,000 of our ordinary shares of a par value of US$0.001 per share each of the Company (the Offering Shares), and (ii) up to an additional US$1,800,000 of our ordinary shares to cover the over-allotment option to be granted to the underwriter (the Over-allotment Shares, and together with the Shares, the IPO Shares). The Company will also be issuing warrants to purchase such number of ordinary shares in the Company equal to an aggregate of six (6%) percent of the ordinary shares sold in the Offering (the Warrant) pursuant to the Underwriter Warrant Agreement (as defined below).

Unless a contrary intention appears, all capitalized terms used in this opinion have the respective meanings set forth in the Documents. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents: (the Documents):

(a)	the certificate of incorporation of the Company dated 30 November 2017 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

(b)	the memorandum and articles of association of the Company filed with the Registrar on 30 November 2017 (respectively, the Memorandum and the Articles);

Ogier
British Virgin Islands, Cayman Islands, Guernsey, Jersey and Luxembourg practitioners

Floor 11 Central Tower	Partners Nicholas Plowman Nathan Powell Ray Ng Kate Hodson Anthony Oakes Oliver Payne James Bergstrom Marcus Leese
28 Queen’s Road Central Central
Hong Kong

T +852 3656 6000
F +852 3656 6001
ogier.com

(c)	the amended and restated memorandum and articles of association of the Company adopted by special resolutions dated 18 May 2018 (the Restated Memorandum and Articles);

(d)	a certificate of good standing dated 12 June 2018 (the Good Standing Certificate) issued by the Registrar in respect of the Company;

(e)	a register of directors of the Company as at 7 June 2018 (the ROD);

(f)	a copy of the register of members of the Company provided to us on 16 May 2018 by Ellenoff Grossman & Schole LLP (the ROM, and together with the ROD, the Registers);

(g)	a draft copy of the underwriter’s warrant agreement between the Company and the party named therein (the Underwriter Warrant Agreement) provided to us on 25 June 2018 by Ellenoff Grossman & Schole LLP;

(h)	a copy of the unanimous written resolutions of the shareholders of the Company dated 18 May 2018 (the Shareholder Resolutions);

(i)	a copy of the unanimous written resolutions of the directors of the Company dated 15 June 2018 approving the Company’s filing of the Registration Statement and issuance of the IPO Shares and shares under the Underwriter Warrant Agreement (the Board Resolutions, and together with the Shareholder Resolutions, the Resolutions); and

(j)	the Registration Statement.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate, the Registers and the Director's Certificate is accurate and complete as at the date of this opinion;

(e)	all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(f)	the Board Resolution remains in full force and effect and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Offering and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Documents which has not been properly disclosed in the Board Resolutions;

(g)	neither the directors and shareholders of the Company have taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets;

(h)	the maximum number of ordinary shares which the Company is required to issue to fulfil its obligation to issue the IPO Shares is 2,300,000 ordinary shares and the consideration payable for each Offering Share and Over-Allotment Share shall be no less than the par value of US$0.001 each;

(i)	the Company will duly execute and delivery the Underwriter Warrant Agreement in the draft form provided for us for review in accordance with the Resolutions; and

(j)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar.

Valid Issuance of IPO Shares

(b)	The Offering Shares, when issued and sold in accordance with the Registration Statement and duly passed Resolutions and once consideration of not less than the par value is paid per share, will be validly issued, fully paid and non-assessable. Once the register of members has been updated to reflect the issuance, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their respective name.

(c)	The Over-Allotment Shares, when issued and sold in accordance with the Registration Statement and duly passed Resolutions and once consideration of not less than the par value is paid per share, will be duly authorized, validly issued, fully paid and non-assessable. Once the register of members has been updated to reflect the issuance, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their respective name.

(d)	The shares to be issued under the Warrant have been duly authorized and, when issued and sold in accordance with the Registration Statement, the duly signed and delivered Underwriter Warrant Agreement and duly passed Resolutions and once consideration of not less than the par value is paid per share, will be validly issued, fully paid and non-assessable.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents.

4.2	Under the Companies Law (Revised) (Companies Law) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar of Companies in the Cayman Islands, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of this opinion the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar of Companies. We have made no enquiries into the Company's good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Law.

4.4	Our examination of the Cause List cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator or trustee in bankruptcy in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Cause List immediately or the court file associated with the matter may not be accessible (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of Cl $20,000.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities” and “Legal Matters” of the Registration Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

This opinion may be used only in connection with the offer and sale of the Offering Shares and the Over-Allotment Shares while the Registration Statement is effective.

Yours faithfully

Ogier